ISO BASE PURCHASE AGREEMENT

PURCHASE  AGREEMENT  dated as of December  31,  1995,  by and between  EXECUTONE
INFORMATION  SYSTEMS,   INC.,  a  Virginia  corporation  ("Seller")  and  Kansas
Communications,  Inc. ("ISO").

WHEREAS, Seller desires to transfer its rights in and certain liabilities of the Base Assets (as that term is defined below) to ISO and ISO desires to acquire Seller's rights and is willing to assume certain liabilities of the Base Assets for and in consideration of the payments specified hereinafter, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein made and the mutual benefits to be derived from the transactions provided for herein, the parties hereto represent, warrant, covenant, agree and understand as follows:


                                   ARTICLE I

                                  Definitions
The following terms shall, for the purposes of this Agreement, have the following meanings:

     "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

     "Backlog Orders" shall mean orders for the sale and/or installation of new systems and/or MAC work which includes Base equipment, which orders are accepted by Seller on or prior to the Transfer Date in the ordinary course of business on terms no less favorable than Seller's standard terms as of the date hereof and which are not completed by the Transfer Date.

     "Base" shall mean telephone systems or voice processing systems and healthcare communication systems sold or manufactured by Seller and related peripheral equipment attached to or interfacing with such equipment, and installed at the customer sites on the Customer List.

     "Base Assets" shall have the meaning set forth in Section 2.1.

     "Base Business" shall mean the business conducted by Seller on and from the Premises (as hereafter defined), including the business of distributing, selling, reselling, installing and maintaining Base equipment and related peripheral equipment to customers listed on the Customer List.

     "Benefit Plan" shall have the meaning set forth in Section 7.2.

     "Closing Date Book Value" shall mean the book value of the Base Assets minus the book value of the Assumed Liabilities determined as of the Closing Date in accordance with generally accepted accounting principles, consistently applied with the balance sheet attached as Schedule 4.7.

     "COBRA" shall have the meaning set forth in Section 7.3.

     "Contracts" shall mean all contracts or agreements of Seller that are (i) listed on Schedule 1.1, and (ii) not listed on Schedule 1.1 but that relate to the Base Business and that are assumed by ISO pursuant to a written election from ISO to Seller on or after the Transfer Date.



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     "Customer  List"  shall mean the list of  customer  sites on  Schedule  4.5 hereto. The Customer List shall contain, as to each customer, at least the following information: the customer's name and the address, telephone number of Its installation location where Base equipment is located, and the name of the contact person employed by the customer who deals with the Base equipment.

     "Dispute Notice" shall have the meaning set forth in Section 2.3(b).

     "employee  pension  benefit  plans"  shall  have the  meaning set  forth in
     Section 7.2.

     "employee  welfare  benefit  plans"  shall  have the  meaning  set forth in
     Section  7.2.  "Financial  Statements"  shall have the meaning set forth in
     Section 4.7.

     "Fixed Assets" shall mean the assets listed on Schedule 4.6.

     "indemnified party" shall have the meaning set forth in Section 9.3.

     "indemnifying party" shall have the meaning set forth in Section 9.3.

     "Independent Auditor" shall have the meaning set forth in Section 2.3(b).

     "Inventory" shall mean all inventory of Seller located at or in transit to the Premises, including parts, materials, supplies and finished goods.

     "ISO Employees" shall have the meaning set forth in Section 7.1.

     "Licenses and Permits" shall have the meaning set forth in Section 4.13.

     "MAC" shall mean moves, adds and changes work with respect to the Base equipment in the ordinary course of business.

     "Maintenance Contracts in Force" shall mean all Contracts entered Into In the ordinary course of business for the maintenance of the Base expiring on or after the Transfer Date.

     "Nontransferred Base Assets" shall have the meaning set forth in Section 2.8(a).

     "Office Lease" shall have the meaning set forth in Section 2.4.

     "Preliminary Purchase Price" shall have the meaning set forth in Section 2.3.(b)

     "Premises"  means the  premises  leased by Seller  pursuant  to the  Office
     Lease.

     "Purchase Price" shall have the meaning set forth in Section 2.3(a).

     "Regulatory Authority" shall mean any court, arbitrator or federal, state, municipal or other local or foreign government or any department, commission, board, agency or taxing authority, whether governmental or quasi-governmental.

     "Schedules" shall have the meaning set forth in Section 4.1.



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     "Settlement  Statement" shall have the meaning set forth in Section 2.3(b).


     "T & M" shall mean time and material work (billable service) in the ordinary course of business related to the Base equipment.

     "Territory" shall mean the counties of Wisconsin listed In Schedule 3.4.

     "Transfer" shall have the meaning set forth in Section 3.1 hereof.

     "Transfer Date" shall mean December 31, 1995, or such other date agreed by the parties.


                                   ARTICLE II


             Transfer of the Base Assets to ISO in Exchange for Cash and the Assumption by ISO of Certain Liabilities of Seller


2.1 Transfer of Assets.


          (a) On the Transfer Date, Seller shall sell, transfer, assign, grant, convey and deliver, as the case may be, to ISO, free and clear of all mortgages, security interests, liens, pledges and other encumbrances, all Seller's right, title and interest in and to all assets, properties and rights relating primarily to the operation of the Base Business (the Base Assets.) including the following:

               (i) All bids and proposals to customers made with respect to the Base Business as of the Transfer Date;

               (ii) All orders placed by customers with respect to the Base Business which have not yet been approved or rejected by Seller as of the Transfer Date;

               (iii) All rights  under the  Contracts  in effect on the Transfer
          Date,  whether or not  partially  performed;  and In each case of (i),
          (ii) and (iii), whether for purchase of Base equipment, or for MAC, for installation or for maintenance of same, and whether on a fixed fee or T & M basis, or otherwise;

               (iv) All customer records and files, the Customer List, product literature and information, reference manuals, and other books and records ordinarily located at the Premises;

               (v) All Backlog Orders;

               (vi) All property, plant and equipment located on the Premises, including the Fixed Assets;

               (vii) All Inventory;

               (viii) All accounts receivable relating to the Base Business;


               (ix) All prepaid commissions relating to the Base Business;



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               (x) All prepaid advertising relating to the Base Business;

               (xi) All prepaid rent and security deposits relating to the Base Business;

               (xii) All other prepaid  expenses  relating to the Base Business;
          and


               (xiii) All other assets, properties and rights reflected on the balance sheet attached as Schedule 4.7 (subject to additions or deletions in the ordinary course of business since the date thereof) or ordinarily located at the Premises.


2.2 Excluded Assets. Notwithstanding anything herein to the contrary, ISO shall not purchase or acquire hereunder any right, title or interest in or to the properties, rights and assets of Seller other than the Base Assets.

2.3 Consideration. Upon the terms and subject to the conditions set forth in this Agreement and in exchange and in consideration for the Base Assets to be purchased and acquired by ISO, ISO agrees to pay to Seller the following Purchase Price.

          (a) The Purchase Price shall be an amount equal to S1,924.000, minus the amount by which the Closing Date Book Value is less than $433,800, or plus the amount by which the Closing Date Book Value exceeds $530,200, if any.

          (b) Payment of Purchase Price. On the Transfer Date, ISO shall pay and remit to Seller $100,000 by wire transfer or check and the balance of the Preliminary Purchase Price by delivery of a note in form of Exhibit A (the "Note"). The Preliminary Purchase Price shall be $1,924,000. Within thirty
     (30) days after the Closing Date, ISO shall cause the employees of ISO to deliver to ISO and Seller a statement (the "Settlement Statement") setting forth in detail a determination of the Purchase Price including its determination of Closing Date Book Value. In connection therewith, from and after Closing, each party shall provide the other party and its representatives with full access to all assets, records and work papers necessary to compute and verify the Purchase Price. This Settlement Statement as delivered to ISO and Seller shall be final for purposes of determining the Purchase Price unless, within sixty (60) days after delivery to ISO and Seller, either ISO or Seller shall deliver to the other party a Dispute Notice. After delivery of a Dispute Notice, Seller and ISO shall promptly thereafter negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) business days after receipt of a Dispute Notice, the dispute shall be submitted to the Independent Auditor. The Independent
     Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. Within five (5) days after final determination of the Settlement Statement, (i) If necessary the Note shall be amended to reflect the amount of the Purchase Price. The Settlement Statement shall be prepared in accordance with generally accepted accounting principles as historically applied by Seller on a basis consistent with the balance sheet attached as
     Schedule 4.7. In connection with the Settlement Statement, a "Dispute Notice" shall mean a written notice from ISO or Seller, as the case may be, indicating disagreement with the initial statement. The "Independent Auditor" shall mean one of the "Big Six" public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The decision of the Independent Auditor with respect to the Settlement Statement shall be final and binding on the parties.

     2.4 Liabilities Assumed by ISO. ISO shall assume only the following (the "Assumed Liabilities"): (i) performance of the express terms of Contracts that are part of the Base Assets, which performance is, by contract, to occur on or after the Transfer Date and which performance does not result from any misperformance or failure to perform by Seller; (ii) accounts payable that are not intercompany accounts payable to the extent reflected on the balance sheet attached as Schedule 4.7; and (iii) performance of Seller's obligations under its lease of 250 North Sunnyslope Road, Suite 125, Brookfield, Wisconsin (the "Office Lease"), which performance is according to such lease to occur on or after the Transfer Date and which performance does not result from any misperformance or failure to perform by Seller.

     2.5 Excluded Liabilities. Any obligations or liabilities (whether accrued, absolute, contingent or otherwise) of Seller that are not expressly assumed by ISO as Assumed Liabilities shall continue to be obligations and liabilities of Seller.

     2.6 Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Schedule 2.6 for federal, state and local income tax purposes among the business, properties, rights, assets and liabilities of Seller acquired by ISO. The parties shall report the agreed allocation to the Internal Revenue Service pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and in accordance with regulations or notices thereunder, as required.

     2.7 Right to Contest. The assumption and agreement by ISO to pay, perform, and discharge, as the case may be, the Assumed Liabilities specified in Section
2.4 hereof shall not prohibit ISO from contesting, in good faith and at the expense of ISO in ISO's name, the amount, validity or enforceability of any thereof; provided, however, that ISO shall indemnify, hold harmless and defend Seller against any damage, liability, suit, loss, cost or fees (including attorneys' fees) incurred by Seller resulting from such contest if such debts, liabilities or obligations do not arise as a result of a breach by Seller of its obligations in connection with such Assumed Liabilities arising prior to the Transfer Date.

     2.8 Non-Assignable Contracts and Rights.

          (a) Anything herein to the contrary notwithstanding, at the written election of ISO, no Contracts shall be sold, transferred or assigned to ISO pursuant to this Agreement if the sale, transfer or assignment of the same to ISO requires the consent or approval of another party or governmental entity and such consent or approval has not been obtained as of the Transfer Date. Seller shall, subject to the terms and conditions of this Agreement, hold any and all such Contracts in trust for the benefit of ISO, its successors and assigns, and Seller shall at ISO's request continue to use all reasonable efforts to obtain and secure any and all such consents or approvals (but without making any payments or incurring any penalties in connection therewith) or to subcontract rights under executory contracts to ISO. Contracts meeting all of the above requirements are herein referred to as the "Nontransferred Base Assets". In accordance with the foregoing, Seller shall permit ISO to utilize any trucks covered by leases included in the Nontransferred Base Assets for a period of thirty days after Closing and ISO shall be responsible for all liabilities it incurs in using such trucks.

          (b) To the extent that ISO obtains the benefit of a Nontransferred Base Asset pursuant to Section 2.8(a), then ISO shall assume the obligations and liabilities of such Nontransferred Base Asset to the same extent that ISO has assumed Contracts under Section 2.1 (a).


     2.9 Bulk Sales Act Waiver. ISO hereby waives compliance by Seller with the bulk sales provisions of the Uniform Commercial Code or similar statutory scheme, if applicable, provided that Seller shall indemnify ISO against any loss, damage or expense to ISO resulting from Seller's failure to comply.

                                  ARTICLE III


                                 Transfer Date


     3.1 Transfer. Consummation of the purchase and sale and the other transactions provided for in this Agreement (the "Transfer") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago,
Illinois 60606, commencing at 9:00 AM, local time on December 31, 1996, or on such other date or at such other time or place as the parties hereto may mutually agree upon in writing and that shall be simultaneous with or following the transfer of the Base Assets to Seller (the "Transfer Date"), and all transactions provided for herein to occur on and as of the Transfer Date shall be deemed to have occurred simultaneously and to be effective, and the Transfer shall be deemed to have occurred, as of the Transfer Date. ISO's obligation to effect the Transfer shall be subject to the following conditions: (i) there shall have been no material adverse change in the Base Assets or the Base Business after the date hereof, (ii) Seller's representations and warranties shall remain true and correct as if made on the Transfer Date, and (iii) Seller shall have performed its obligations hereunder required to be performed on or prior to the Transfer Date.

     3.2 Deliveries by Seller on the Transfer Date. On the Transfer Date, Seller shall deliver to ISO:


          (a) Instruments of Transfer. A general Bill of Sale and assignment of Contracts, and such other specific assignments, bills of sale, endorsements and other good and sufficient instruments of conveyance and transfer, conveyance and assignment, in form and substance reasonably satisfactory to ISO and its counsel, as shall be effective to vest in ISO, title to all of the Base Assets.

          (b) Consents. All third party consents necessary to transfer the Base Assets and assign the Contracts to ISO, as well as the consent of the landlord to the assignment of the Office Lease.

          (c) Other Documents. All other documents and agreements required to be delivered at or before the Transfer Date by Seller to ISO under the terms of this Agreement, or as ISO shall reasonably request in order to consummate this transaction.


     3 3 Deliveries by ISO on the Transfer Date. On the Transfer Date, ISO shall deliver to Seller:


          (a) Purchase Price. The Preliminary  Purchase Price in accordance with
     Section 2.3(b) hereof.

          (b) Instruments of Assumption. An assumption agreement and such other instruments of assumption, in form and substance reasonably satisfactory to Seller and its counsel, for ISO to assume and agree to pay, perform and discharge, as the case may be, those liabilities and obligations of Seller to be assumed by ISO as provided in Section 2.4.

          (c) Other Documents. All other documents and agreements required to be delivered at or before the Transfer Date by ISO to Seller under the terms of this Agreement, as Seller shall reasonably request in order to consummate this transaction.


     3.4 Distributorship Agreement. On the Transfer Date or as soon as practicable thereafter, the parties will enter into a Distributorship Agreement in form agreed by the parties granting ISO exclusive rights to the healthcare market in the Territory set forth in Schedule 3.4 and non-exclusive rights to the telephone market in the Territory, as well as the right to market products under the "Executone" name as provided therein (with a $1 million aggregate quota).



                                   ARTICLE IV


                    Representations and Warranties of Seller


     Seller   hereby   represents   and  warrants  to  ISO  as  follows,   which
representations and warranties shall be deemed reaffirmed and republished on the Transfer Date as if made again on and as of such date:

     4.1 Schedules. Seller has delivered to ISO the schedules attached hereto (the "Schedules") setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

     4.2 Corporate.


          (a) Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and in good standing in Wisconsin.

          (b) Power and Authority to Enter into Agreement. Seller has the complete and unrestricted power and authority to (i) own, lease and operate the Base Assets, (ii) carry on the Base Business, (iii) enter into this Agreement and (iv) consummate the transactions contemplated hereby and thereby.

          (c) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements and instruments between and among the parties referred to herein and the consummation of the transactions contemplated under this Agreement and such other agreements and instruments have been duly and validly authorized. No other actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Instruments and agreements between the parties provided for herein. None of such actions have been modified or rescinded and all are in full force or effect. The execution, delivery and performance of this Agreement, the agreements and instruments contemplated under this Agreement, and the consummation of the transactions contemplated under this Agreement, such other agreements and instruments (a) will not require the consent, approval or authorization of any person or Regulatory Authority; (b) will not require any notice or filing under United States or any state statute, regulations or other provision of law or any order, judgement or other direction of any court or tribunal of competent jurisdiction; and (c) will not give rise to any lien, security interest, claim, encumbrance or restriction on any of the Base Assets. This Agreement, such other agreements and instruments to be executed by Seller in connection with this Agreement, constitutes (or will constitute when executed by Seller) a valid and binding obligation enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated under this Agreement, and the consummation of the transactions contemplated under this Agreement and such other agreements and instruments on the part of Seller will not breach or violate any statute, law, ordinance, rule or regulation of any governmental authority, domestic or foreign, or any of the terms, conditions or provisions of the articles of incorporation or by-laws of Seller or any judgment, order, injunction, decree, contract, agreement or other instrument to which Seller is a party or by which Seller or any of its properties, rights or assets is bound.

     4.3 Base Assets. Seller has title to each of the Base Assets, free and clear of all liens, security interests, claims or encumbrances of any kind. On the Transfer Date, Seller shall have and ISO shall receive, free and clear of all liens, security interests, claims or encumbrances of any kind, good and marketable title to the Base Assets. All of the Base Assets may be transferred to ISO without the consent or approval of any person. The Base Assets will furnish ISO with all of the capacity and rights to operate the Base Business in the same manner as presently operated by Seller.

     4.4 Contracts and Commitments. All of the Contracts are duly and validly executed by all parties, are in full force and effect and are binding and enforceable in accordance with their terms. Accurate and complete copies of each Contract have been delivered to ISO. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party (except for such consents as are obtained at or prior to the Closing), will not constitute a default under or a breach of any provision of any Contract. With respect to each Contract which is to be assigned to ISO pursuant to the terms hereof, ISO will succeed to all the rights and benefits of Seller. No event has occurred which, with or without notice or the passage of time, or both, constitutes or would constitute a default by Seller under any Contract, and no event has occurred which (with or without notice or the passage of time, or both) constitutes or would constitute a default by any other party. With the exception of the Contracts assigned to ISO, there are no contracts or agreements material to the operation of the Base Business. None of the Contracts (i) is with Seller or any affiliate of Seller, (ii) includes any covenant not to compete or will otherwise restrict ISO's activities, (iii) contains a requirement to indemnity any party for any tax, environmental or other liability, (iv) will require ISO to provide goods, services or benefits on terms substantially less favorable than fair market terms, or (v) will permit ISO to obtain goods, services or benefits on terms substantially more favorable than fair market terms.

     4.5 Customer Lists. Set forth on Schedule 4.5 hereto an accurate and complete copy of the Customer List.


     4.6 Fixed Assets. Set forth on Schedule 4.6 is an accurate and complete list of the property, plant and equipment ordinarily located at the Premises. The property, plant and equipment are in good operating condition, ordinary wear and tear excepted.


     4.7 Financial Statements and Taxes. The balance sheet and income statement of the Base Business as of and for the year ended December 31, 1994 and the ten months ended October 31, 1995 attached hereto as Schedule 4.7 (the "Financial
Statements") are (i) in accordance with the books of account and records of Seller, (ii) fair presentations of the financial condition and the results of operations as of the dates and for the periods indicated and (iii) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as specified therein and except for the lack of footnotes, and in the case of interim Financial Statements subject to year-end audit adjustments consisting only of normally recurring accruals which in the aggregate are not material). The Base Business is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise) which is not shown or provided for on the Financial
Statements or on Schedule 4.7 except which has been incurred in the ordinary course of business since the date of such financial statements or which are not Assumed Liabilities. All federal, foreign, state, county and other tax returns, reports and declarations of every nature (including income, employment, excise, property, sales and use taxes) required to be filed by or on behalf of Seller (as related to the Base Business) and the Base Business have been filed and such returns are complete and accurate in all material respects and disclose all taxes required to be paid for the periods covered thereby. All taxes shown on such returns as being owed by the Seller (as related to the Base Business) and the Base Business and any deficiency assessments, penalties and interest have been paid or set aside for payment. All tax payments related to employees, including income tax withholding,

FICA, FUTA, unemployment and worker's compensation, required to be made by Seller (relating to the Base Business) and the Base Business have been fully and properly paid, withheld, accrued or recorded.

     4.8 Interim Change. Since October 31, 1995, Seller has operated the Base Business in the ordinary course, consistent with past operations.

     4.9 Environmental Matters. Seller has previously and is currently complying in all respects with its obligations under all laws relating to the environment in connection with the operation of the Base Business and its occupancy of the Premises. No hazardous chemicals, materials, substances, wastes, petroleum, petroleum products, radioactive materials, or other pollutants or contaminants regulated under any environmental laws have ever been generated, treated, stored, or disposed of at the Premises. No underground storage tanks are present at the Premises, and, to Seller's knowledge, no such tanks were previously abandoned or removed.

     4.10 Premises. Seller has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, to the extent necessary to conduct the Base Business and operate the Premises as presently operated and conducted. The zoning of each parcel of the Premises permits the existing improvements and the continuation of business as presently conducted thereon. There is no construction work being done at, or construction materials being supplied to the Premises.

     4.11 Customers. Seller has no knowledge of any fact, condition or event which would cause ISO's relationship with any customer to be materially and adversely different than the current relationship of such customer with respect to the Base Business.

     4.12 Employees. Schedule 4.12 is an accurate and complete schedule containing, with respect to the Base Business:

          (a) a list of all employees (including name, title and position);

          (b) the employee's length of service;

          (c) a list of all agreements, arrangements or understandings, written or oral, regarding services to be rendered, terms and conditions of employment and confidentiality (with respect to such items listed on Schedule 4.12, accurate and complete copies have been delivered to ISO); and

          (d) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee.

All employees  of the  Base  Business   are  employees  at will.  No  collective
bargaining unit represents any employee of Seller.

     4.13 Licenses and Permits. There is no license, permit, certificate, approval or similar item necessary to conduct the Base Business as conducted by Seller.

     4.14 Compliance with Law. The Base Business, the Premises and the Base Assets conform to all applicable statutes, codes, laws, ordinances, rules and regulations and Seller has complied and is complying with all statutes, codes, laws, ordinances, rules and regulations in connection with the conduct of the Base Business, including those relating to employment matters, environmental matters and work place safety and health. Neither Seller, nor, to the knowledge of Seller, any employee or representative thereof has made any unlawful gratuities or other payments (or taken similar actions) for the purpose of benefiting Seller with respect to the Base Business.

     4.15 Inventory. All Inventory included in the Base Assets (i) is of good and merchantable quality, salable and usable for the purposes intended in the ordinary course of business, (ii) is not excess or obsolete (except to the extent reflected in the reserve on the balance sheet attached as Schedule 4.7), and (iii) is in conformity with applicable warranties express and implied.

     4.16 Products. ISO will not incur any liability or obligation for any product sold by Seller prior to Closing except to the extent of liabilities and obligations reflected in the deferred warranty, accrued warranty and accrued factory repair reserves on the balance sheet attached as Schedule 4.7 which arise pursuant to the terms of the warranties and Maintenance Contracts in Force included in the Contracts.

     4.17 Disclosure. All information furnished by or on behalf of Seller to ISO in connection with the transactions contemplated by this Agreement is accurate in all material respects and Seller is not aware of any fact of material significance to Seller or the assets, properties, business, operations or financial condition of the Base Business that is not disclosed in this Agreement or the Schedules or Exhibits hereto.

     4.18 Pending Claims. Litigation and Governmental Proceedings. There is no claim, complaint, suit, action, arbitration or regulatory, administrative, or governmental proceeding or any other proceeding pending against Seller (i) which might individually or in the aggregate adversely affect the Base Business or the Base Assets, or any of the properties, rights or assets included in the Base Assets, or (ii) which could result in the restraint, prohibition or the obtaining of substantial damages or other relief in connection with this Agreement or consummation of the transactions contemplated hereby.

     4.19 Broker's or Finder's Fees. No person other than Seller and its affiliated companies (and their respective directors, officers, employees and outside accountants and attorneys) has arranged, or participated in arranging, on behalf of Seller the transactions provided for herein. There are no broker's or finder's fees to be paid by Seller, and Seller has no knowledge (or the reasonable basis therefor) of any claim by any person claiming through Seller for a broker's or finder's fee to be paid by ISO in connection with the consummation of the transactions provided for herein.



                                   ARTICLE V


                      Representations and Warranties of ISO

     ISO represents and warrants to Seller as follows, which representations and warranties shall be deemed reaffirmed and republished on the Transfer Date as if made again on and as of such date:

     5.1 Corporate.

          (a) Due Organization. ISO is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          (b) Power and Authority to Enter into Agreement. ISO has the complete and unrestricted corporate power and authority to enter into this Agreement and the Note and to consummate the transactions contemplated hereby and thereby.

          (c) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the Note, and the other instruments and agreements between the panics referred to herein and the consummation of the transactions contemplated under this Agreement and the Note, and such other agreements and instruments have been duly and validly authorized and approved. No other corporate actions or proceedings on the pare of ISO are necessary to authorize the execution, delivery and performance of this Agreement and the Note, and the other agreements between the panics provided for herein or the consummation of the transactions contemplated under this Agreement and the Note and such other agreements and instruments. None of such corporate actions has been modified or rescinded and all are in full force and effect. Upon execution and delivery hereof, this Agreement and the Note and the other agreements between the panics hereto referred to herein shall constitute the valid and legally binding obligations of ISO.

     5.2 No Breach of Statute or Contract. The execution, delivery and performance of this Agreement and the Note and the other agreements and instruments contemplated under this Agreement and the Note, and the consummation of the transactions contemplated under this Agreement and the Note and such other agreements arid instruments on the pan of ISO will not breach or violate any statute, law, ordinance, rule or regulation of any governmental authority, domestic or foreign, or any of the terms, conditions or provisions of the articles of incorporation or by-laws of ISO or any judgment, order, Injunction, decree, contract, agreement or other instrument to which ISO is a party or by which ISO or any of its properties' rights or assets is bound.

     5.3 Broker's or Finder's Fees. No person other than ISO (and its directors, officers, employees and outside accountants and attorneys) has arranged, or participated in arranging, on behalf of ISO, the transactions provided for herein. There are no broker's or finder's fees to be paid by ISO and ISO does not have any knowledge (or the reasonable basis therefor) of any claim by any person claiming through ISO for a broker's or finder's fee to be paid by Seller in connection with consummation of the transactions provided for herein.



                                   ARTICLE VI


                                   Covenants


     6.1 Cooperation: Further Assurances. ISO and Seller agree to cooperate fully with the other and their counsel and accountants and other representatives, will use reasonable efforts to cause consummation of the transactions contemplated herein as promptly as possible, and will refrain from a course of action inconsistent with this Agreement. From and after the Transfer Date, Seller and ISO shall, from time to time, execute and deliver or cause to be executed and delivered such further instruments of transfer, assignment and conveyance or assumption, and perform such other acts, as they may reasonably require to more effectively carry out the sale, transfer, assignment and conveyance to ISO of the Base Assets and the Base Business and to confirm and assure ISO the title thereto.

     6.2 Non-Disclosure by Seller. Seller covenants and agrees from and after the date hereof to hold in confidence, and not to use for any purpose unrelated to this Agreement without the prior written consent of ISO, all proprietary, confidential or secret information or data of or in respect of the Base Assets and the Base Business, and to use all reasonable efforts to cause its directors, officers, employees and representatives to hold same in confidence, including disclosure only to those employees of Seller having a need to know such information, until either (i) this Agreement and the transactions provided for herein shall be terminated or abandoned for whatever reason, or (ii) the same has been theretofore publicly disclosed by ISO or has otherwise ceased to be secret or confidential through no breach by Seller of this Section.

Except as provided herein, nothing shall prevent Seller from using or disclosing information that it (i) independently developed; (ii) received rightfully without obligation of confidentiality from third parties; or (iii) already possesses without obligation of confidentiality.

     6.3 Litigation Cooperation. In the event that any party hereto shall participate in any suit, action, proceeding or investigation concerning the business or affairs of the Base Business conducted on or prior to the Transfer Date, the other parry hereto shall, upon the request of such party, cooperate fully with such party in connection therewith, which cooperation shall include without limitation making reasonably available the employees engaged in the Base Business or the relevant employees of Seller, in return for payment of the internal cost to the provider.


     6.4 Exclusivity. From the date hereof through January 31, 1996, Seller shall not (and shall cause its officers, representatives, agents and advisors not to) solicit, encourage or negotiate any proposal from or with, or supply information to, persons other than ISO or its representatives with respect to, or in connection with, the sale, lease or other transfer of the Base Business or the Base Assets or any material portion thereof, and Seller shall promptly advise ISO of any acquisition proposal or inquiry that Seller receives.

     6.5 Operation of the Base Business. From the date hereof until the Transfer Date, Seller shall operate the Base Business in the ordinary course. Without limiting the foregoing, Seller shall not (i) sell any of the Base Assets except sales of inventory on terms and in amounts consistent with past practice, (ii) increase the compensation of any employee, (iii) enter into any contract or arrangement or make any offer except on terms consistent with past practice, or
(iv) make any intercompany transfers of any cash generated by the Base Business.



                                  ARTICLE VII


                                   Employees


     7.1 Continued Association with the Business. ISO shall have the right but not the obligation to offer employment to all current employees of the Base Business. Seller will use all reasonable efforts to retain all present employees through the Transfer Date. Except for Nick Esaylan, Seller has not offered and will not offer employment to any employees of the Base Business in respect of any period after the Transfer Date without the prior written consent of ISO. Seller shall promptly pay all accrued wages and other compensation payable to the employees of the Base Business as of the Transfer Date. ISO shall not incur any liability or obligation with respect to any employee that does not accept employment with ISO. ISO will not incur as a result of the transfer of the Base Assets, any present, future or contingent liability or obligation to pay any pension benefits, medical benefits, compensation for loss of employment or other compensation or benefits to any employee terminated at or prior to the Transfer Date. The employees of the Base Business hired by ISO are referred to herein as the "ISO Employees"


     7.2 Benefit Plans. ISO shall have no liability under any "employee welfare benefit plans" (as defined In Section 3(1) of ERISA), Employee pension benefit plans. (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified (all the foregoing being herein called Benefit Plans.) maintained or contributed to for the benefit of any of the employees or other persons performing services at or for the Premises or for the Base Business.

     7.3 COBRA Obligations. Seller shall retain all liabilities, perform all obligations and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to its employees and former employees of the Base Business and their covered dependents, whether or not such employees accept employment with ISO.

     7.4 Workers Compensation. Seller shall be liable for the administration and payment of all workers' compensation liabilities and benefits with respect to
(i) ISO Employees resulting from claims, events, circumstances, exposures, conditions or occurrences occurring prior to the Transfer Date, and (ii) employees and former employees of Seller that do not become ISO Employees. ISO shall be responsible for the administration and payment of all workers' compensation liabilities and benefits with respect to ISO employees resulting from claims reported following the Transfer Date, and resulting from events, circumstances, exposures, conditions, or occurrences after the Transfer Date.



                                  ARTICLE VIII


                          Termination and Abandonment


     8.1 Termination. This Agreement may be terminated and the purchase and sale and the other transactions provided for by this Agreement may be abandoned prior to the Transfer Date, without liability on the part of any party to the other, except to the extent of any breach of any provision hereof prior to termination:

          (a) By mutual written consent of the parties;

          (b) By either party, if the purchase and sale provided for by this Agreement has not been consummated For any reason other than a breach of any representation, warranty, covenant or agreement contained herein or in any Schedule or Exhibit hereto or thereto by the party seeking to so terminate) on or before January 31, 1996; or

          (c) By ISO; if Seller shall, or by Seller, if ISO shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like with respect to itself or any of its property, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) commence, or have commenced against It, a case under the Federal bankruptcy laws of the United States of America (or similar law in any other jurisdiction) or file or have filed against it a petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding.

     8.2 Notice of Termination. Prompt written notice shall be given of termination and abandonment pursuant to Section 8.1 hereof, such termination or abandonment to be effective upon such notice.



                                   ARTICLE IX


                       Indemnification and Reimbursement


9.1  Indemnification  by Seller.  In order to induce ISO to enter
Into this Agreement and to consummate the transactions contemplated hereby, Seller covenants and agrees to and shall defend, indemnify and hold harmless ISO and its respective officers, directors, employees and agents, against and with respect to all liability, loss, damage, cost or expense (including without limitation all settlements, judgments and reasonable attorneys' fees and costs relating thereto) suffered or incurred by each of them, and any and all claims, actions, suits and proceedings resulting from or arising out of:

          (a) Misrepresentation or Breach of Warranty. Any misrepresentation by Seller or any breach by Seller of any of its representations or warranties set forth in this Agreement or any Schedule or Exhibit hereto or any claims of third parties which if true would constitute such a breach or misrepresentation;

          (b) Breach of Covenant or Agreement. Any breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations set forth in this Agreement, or any Schedule or Exhibit hereto or thereto;

          (c) Bulk Sales Liability. The failure by Seller to comply with the bulk sales provisions of the Uniform Commercial Code or similar statutory scheme, if applicable;

          (d) Unassumed Liabilities. Any and all debts, liabilities and obligations of, or claims against, Seller that are not expressly included in the Assumed Liabilities assumed by ISO pursuant to Section 2.4 hereof; and

          (e) Severance. Any claims for compensation or severance pay or benefits by employees of Seller whose employment terminates prior to two weeks following the Transfer Date, except to the extent specifically agreed by the parties otherwise;


provided,  however, that indemnification  pursuant to paragraphs 9.1 (a) and 9.1
(b) hereof shall be conditioned upon notice of claims in respect thereof being submitted, if at all, by ISO to Seller within two (2) years after the Transfer Date.

     9.2 Indemnification by ISO. In order to induce Seller to enter Into this Agreement and to consummate the transactions contemplated hereby, ISO covenants and agrees to and shall defend, indemnity and hold harmless Seller and its respective officers, directors, employees and agents, against and with respect to all liability, loss, damage, cost or expense (including without limitation all settlements, judgements and reasonable attorneys' fees and costs relating thereto) suffered or incurred by each of them, and any and all claims, actions, suits and proceedings resulting from or arising out of:

          (a) Misrepresentation or Breach of Warranty. Any misrepresentation by ISO or any breach by ISO of any of its representations or warranties set forth in this Agreement or any Schedule or Exhibit hereto or thereto or any claims of third parties which if true would constitute such a breach or misrepresentation;

          (b) Breach of Covenant or Agreement. Any breach or nonfulfillment by ISO of any of its covenants, agreements or other obligations set forth in this Agreement, or any Schedule or Exhibit hereto or thereto;

          (c)  Assumed   Liabilities.   Any  and  all  debts,   liabilities  and
     obligations   of  Seller  that  are  expressly   included  in  the  Assumed
     Liabilities assumed by ISO pursuant to Section 2.4 hereof;

          (d) Operations After Transfer Date. Liabilities of Seller arising solely from ISO's failure to perform the Assumed Liabilities after the Transfer Date; and

          (e) Severance. Any claims for compensation or severance pay or benefits payable under ISO's compensation, severance or benefits policies to former employees of Seller who become employed by ISO as of or after the Transfer Date and continue such employment beyond two weeks following the Transfer Date;

provided, however, that indemnification pursuant to paragraphs 9.2(a) and 9.2(b) hereof shall be conditioned upon notice of claims in respect thereof being submitted, if at all, by Seller to ISO within two (2) years after the Transfer Date.

     9.3 Claims for Reimbursement. In the event that a party shall have suffered any liability, loss, damage, cost or expense with respect to any claim, action, suit or proceeding to which it believes the foregoing indemnity relates, that party (the "indemnified party), shall give the other party, prompt written notice of the nature and, if known, amount of such liability, loss, damage, cost or expense and demand for reimbursement made therefor. The party against whom the claim for indemnification shall be made (the indemnifying party7 shall have thirty (30) days from the date of said notice to investigate and dispute the nature, validity or amount of any such claim. During said thirty (30) day period, the indemnifying party shall have reasonable access, during normal business hours, to the books and records of the indemnified party for the purpose of such investigation. In the event that the indemnifying party shall dispute the nature, validity or amount of said claim, it shall give the indemnified party written notice of such dispute pursuant to Article X hereof. In the absence of a dispute, the indemnifying party shall promptly, and in any event not later than the expiration of said thirty (30) day period, reimburse the indemnified party in full for any such liability, loss, damage, cost or expense as set forth in the indemnified party's notice. In the event that the indemnifying party shall dispute only part of the claim, the indemnifying party shall, concurrently with the delivery of their notice of dispute, pay to the indemnified party the undisputed portion of the claim.

     9.4 Third-Party Claims. Upon notice of any claim, action, suit or proceeding by a third party giving rise to a claim for indemnification under
Section 9.1 or 9.2 hereof, the indemnifying party shall proceed, at its own expense, to resist and dispose of such claim, action, suit or proceeding in such manner as they deem appropriate, provided, however, that any indemnified party shall have the right to employ separate legal counsel in any such claim, action, suit or proceeding and participate in the defense thereof, but the fees and expenses of such other counsel shall be at the expense of the indemnified party and not subject to indemnification under this Agreement unless (i) the employment of such other counsel has been authorized by the indemnifying party;
(ii) the indemnifying party has failed to defend such claim, action, suit or proceeding diligently; or (iii) the parties to such action (including any impleaded party) include the indemnified party and the indemnifying party, and the indemnified party has been advised by legal counsel that there may be legal defenses available to it which are different from, in addition to or inconsistent with, the legal defenses available to the indemnifying party, or that the indemnified party's interest may be adverse in whole or in part to the interest of the indemnifying party. The indemnifying party shall not, in the defense of any such claim, action, suit or proceeding, except with the prior written consent of each indemnified party affected, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such indemnified party from all further liability in respect to such claim, action, suit or proceeding.

     9.5 Limitation on Indemnity. Notwithstanding anything herein to the contrary, neither Seller nor ISO shall have any obligation to indemnify and hold harmless the other hereunder in respect of any liability, loss, damage, cost or expense resulting from or arising out of a misrepresentation or breach of warranty or covenant as provided in Section 9.1 (a) and (b) hereof or Section 9.2(a) and (b) hereof, as the case may be, until the aggregate amount of claims hereunder against Seller, or ISO, as the case may be, In respect thereof exceeds Five Thousand Dollars ($5,000) and at that point the liability to the indemnified party shall include any amount in excess of the initial Five Thousand Dollars ($5,000) aggregate claim amount;

provided, however, that neither Seller nor ISO shall have any further obligation to indemnify and hold harmless the other after the aggregate amount of claims paid to ISO or Seller in respect thereof equals an aggregate amount equal to the total Purchase Price set forth in Section 2.3(a) herein plus the amount of the Assumed Liabilities.



                                    ARTICLE X


                            Miscellaneous Provisions


     10.1 Confidentiality. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or disclose (except to those of its employees and agents who have a need to know for the purposes of this Agreement) the terms, conditions and status of, the transactions provided for herein, or any prior proposals related to the subject matter hereof without the prior written consent of the other party, except to the extent such party is required by law to make, issue or release, any such announcement, statement, acknowledgment or revelation.

     10.2 Costs and Expenses. Each party covenants and agrees that it shall bear its respective costs and expenses in connection with the negotiation and execution of this Agreement and consummation of the transaction provided for herein.

     10.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only in a writing executed by each of the parties.

     10.4 Notices. All notices, requests, demands or other communications hereunder must be in writing, and must be given, and shall be effective (i) when delivered by hand or by courier, (ii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, or (iii) when transmitted by facsimile (with a copy simultaneously sent by registered or certified mail, return receipt requested). Notices of change of address shall be effective only upon receipt notwithstanding the previous sentence. Notices shall be sent to the addresses and person set forth below, or to such different addresses and persons as to which a party has given notice, in the manner provided in this Section:

If to Seller:  EXECUTONE INFORMATION SYSTEMS, INC.
               478 Wheelers Farms Road
               Milford, CT 06460
               Facsimile: (203) 882-0503

               Attn: Anthony R. Guarascio
               Vice President and Chief Financial Officer

If to ISO:     Kansas  Communications, Inc.
               8206 Marshall  Drive
               Lenexa,  KS 66214
               Facsimile: (913)  888-6647

               Attn:  Mr.  Herb  Sizemore


     10.5 Successors: Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective panics hereto and thereto and their successors and may be assigned thereby in whole or in pan to any of their respective affiliates, but otherwise this Agreement is not assignable by any party hereto or thereto, either in whole or in pan, without the prior written consent of the other party hereto or thereto. Any attempt to assign this Agreement in whole or in part, including the attempted assignment of any obligation of any party hereunder or thereunder, to any assignee (other than an affiliate of the assignor) without the consent of each other party hereto or thereto shall be null and void.

     10.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     10.7 Headings. Section and paragraph headings in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a pan hereof or be referred to in the construction or interpretation of its terms.

     10.8 Schedules and Exhibits. One complete set of the Schedules and Exhibits hereto has been delivered to each of the panics hereto prior to the execution and delivery of this Agreement.

     10.9 Waiver: Remedies. No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other provision or subsequent breach of the same provision, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of such party to subsequently enforce such provision or any other provision hereof. Ail remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy provided herein or by law.

     10.10 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois applicable to contracts executed and to be wholly performed In such State.

     10.11 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, or any party hereunder.

     10.12 Survival of Representations, Warranties. Covenants and Agreements. Subject to the limitations of Section 9.1 and 9.2 hereof, all representations, warranties, covenants and agreements of the panics hereto contained herein, or in any Schedule or Exhibit hereto or thereto shall survive the execution and delivery hereof and thereof and consummation of the transactions provided for herein and therein notwithstanding any investigation, audit or review made at any time by any party and notwithstanding the delivery of any documents.

     10.13 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and thereto set forth the entire agreement and understanding between the panics hereto with respect to the transactions provided for herein and therein and supersede and cancel any and all prior discussions, correspondence, agreements or understandings between the panics hereto with respect to such matters.